Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-188631, 333-50543, 333-94563, 333-60302, 333-142620, 333-142623, 333-144470, 333-166545, 333-168526, 333-168529, and 333-211008 on Form S-8 of our report dated February 24, 2017, relating to the financial statements and financial statement schedule of Kforce Inc., and subsidiaries (“Kforce”), and the effectiveness of Kforce’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kforce for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Tampa, Florida
February 24, 2017